SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                        Date of Report - October 26, 2004
                        (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated October 26, 2004 announcing the Company's earnings for the third quarter ended September 30, 2004.



Item 9.01 Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   October 26, 2004 announcing the Company's earnings for the third quarter ended September 30, 2004





                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 26, 2004                     Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           4
               October 26, 2004 announcing the Company's earnings for the third quarter ended September 30, 2004.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

          Metrologic Announces Financial Results for the Third Quarter;

                          Company Achieves Record Sales


Blackwood, New Jersey - October 26, 2004 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG), experts in optical image capture and processing solutions, who design, manufacture and market worldwide sophisticated imaging and bar code scanning solutions for a variety of applications announced today its financial results for the third quarter ended September 30, 2004.

Sales increased 35.5% to approximately $44.2 million for the third quarter of 2004 compared with $32.6 million for the same period last year. Net income was approximately $4.7 million, or $0.20 diluted earnings per share, compared with net income of $2.7 million, or $0.14 diluted earnings per share, for the same period last year.

The sales for the third quarter benefited from a significant increase in sales throughout all geographic areas in our POS/OEM business segment, growing 32.3% year over year and nearly 7.7% over the second quarter. The company also experienced substantial double-digit revenue growth across all geographic areas, with highest growth throughout Asia.

Net income for the three months ended September 30, 2004 benefited by approximately $1.0 million or $0.04 diluted earnings per share due to the difference in the value of the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the third quarter of 2003. This positive effect on earnings from the euro was offset by an increase in the company's expenses primarily due to a substantial rise in costs related to its ongoing litigation matters and its efforts associated with Sarbanes-Oxley Section 404 compliance.

Sales for the nine months ended September 30, 2004 increased 29.6% to approximately $124.8 million compared with approximately $96.3 million for the same period in 2003.

Net income for the nine months ended September 30, 2004 was approximately $14.0 million, or $0.61 diluted earnings per share compared with approximately $6.7 million, or $0.37 diluted earnings per share for the same period last year, excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain costs associated with the company's former credit agreements. Including these items, net income for the first nine months of 2003 was $8.6 million, or $0.47 diluted earnings per share.

Commenting on the third quarter results, Metrologic's Chief Executive Officer and President, Benny Noens, stated, "Our third quarter has produced another company record for sales results, continuing our double-digit year over year revenue growth. One of the key factors in this growth has been our ability to establish an industry leading position in a number of worldwide markets. We have achieved this growth by executing on a strategy of expanding our markets through the development of new products and the establishment of new sales locations and strategic partnerships with our distribution and end-user customers. We have also continued to experience market share growth. And while we did have an increase in some of our expenses for the third quarter, this was mostly the result of higher than expected costs associated with ongoing litigation and Sarbanes-Oxley compliance efforts. We expect that these costs will continue into the fourth quarter as well. Overall, we are continuing our focus on executing our core strategy of leveraging our broad-based portfolio of scanning and imaging products and our expertise in worldwide distribution to focus on top line revenue growth. We will continue to utilize our extensive base of engineering talent to keep fueling that product pipeline with both new and replacement products that seek to outpace the competition in both technology and lower costs."

2004 Guidance Increased and 2005 Outlook:
As the company has completed its transition in leadership, it has decided to resume the practice of holding conference calls in connection with its release of earnings. This release does contain updated guidance for sales and net income for the full year of 2004 and a general statement on the outlook for 2005.

For the full year 2004 the company expects sales to be approximately $170 million to $173 million, and net income to be in the range of $18.8 million to $19.8 million, or $0.82 to $0.86 diluted earnings per share, as compared with previously announced sales of approximately $163 million to $168 million, and net income in the range of $18.1 million to $19.5 million, or $0.78 to $0.84 diluted earnings per share.

For the full year 2005 the company expects to be able to continue to grow its sales in accordance with its current compound annual growth rate, which over the last ten years has been in the mid to high teens.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems, as well as a variety of highly sophisticated optical systems used by the commercial, government, and scientific communities. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia. For more information please call 1-800-ID-METRO or visit www.metrologic.com.

Forward-Looking Statement
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: foreign currency fluctuations with the US dollar; the timing, introduction and market acceptance of Metrologic's new products; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's vision-based technologies, and other products; general economic conditions, and the disposition of legal issues. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

Metrologic's Contact for Investor Relations:
Dale Fischer - Vice President
Phone:  856.228.8100
Email: d.fischer@metrologic.com

Contact for News Media:
Steve Gary  - Marketing Communications
Phone: 856.374.5860
Email: s.gary@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended    Nine Months Ended
                                         September 30,         September 30,
                                        2004       2003       2004       2003
                                        ----       ----       ----       ----
                                                     (Unaudited)

Sales                               $  44,156  $  32,587  $ 124,846  $  96,309
Cost of sales                          24,088     18,803     66,886     56,352
                                    ---------  ---------  ---------  ---------
Gross profit                           20,068     13,784     57,960     39,957
Selling, general and administrative
  expenses                             10,997      7,547     29,470     22,798
Research and development expenses       1,824      1,686      5,671      5,210
                                    ---------  ---------  ---------  ---------
Operating income                        7,247      4,551     22,819     11,949
Net interest income (expense)              63       (335)        98     (1,067)
Other income (expense)                    242         70       (383)      (485)
Gain on extinguishment of debt              -          -          -      2,200
                                    ---------   --------   --------  ---------

Income before income taxes              7,552      4,286     22,534     12,597
Provision for income taxes              2,870      1,630      8,563      3,952
                                    ---------   --------   --------- ---------
Net income                          $   4,682   $  2,656   $ 13,971  $   8,645
                                    =========   ========   ========  =========

Earnings per share:
   Basic                            $    0.22   $   0.16   $   0.65  $    0.52
   Diluted                          $    0.20   $   0.14   $   0.61  $    0.47
Weighted average number of common
  shares outstanding
   Basic                               21,555     16,995     21,403     16,664
   Diluted                             22,948     19,125     22,956     18,248




                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                        September 30,    December 31,
                                           2004              2003
                                           ----              ----
                                        (Unaudited)

 Cash and cash equivalents               $ 44,858          $ 48,817
 Accounts receivable, net                  31,557            27,369
 Inventories, net                          24,299            16,972
 Other current assets                       4,274             5,450
 Property, plant and equipment, net        18,315            16,940
 Goodwill and other intangibles, net       43,123            24,148
 Other assets                                 120               204
                                         --------          --------
 Total assets                            $166,546          $139,900
                                         ========          ========

 Accounts payable and accrued expenses   $ 25,977          $ 19,000
 Debt                                       8,870             5,527
 Other liabilities                          7,646             7,765
 Total shareholders' equity               124,053           107,608
                                         --------          --------
 Total liabilities and shareholders'
   equity                                $166,546          $139,900
                                         ========          ========

                             Supplemental Sales Data


                               Three Months Ended
                                  September 30,
                                                            %           %
                               2004           2003        total       growth
                               ----           ----        -----       ------
By Geography
North America:
     POS/OEM                $ 10,254       $  8,212       23.2%       24.9%
     AOA                       8,939          6,318       20.2%       41.5%
EMEA                          16,160         12,253       36.6%       31.9%
Asia/ROW                       6,313          4,032       14.3%       56.6%
South America                  2,490          1,772        5.7%       40.5%
                            -----------------------
                            $ 44,156       $ 32,587        100%       35.5%
By Business Segment
POS/OEM                       34,553         26,109       78.3%       32.3%
Industrial Scanning            3,763          3,820        8.5%       (1.5%)
Advanced Optical Systems       5,840          2,658       13.2%      119.7%
                            -----------------------
                            $ 44,156       $ 32,587      100.0%       35.5%
POS/OEM: New Products
Introduced since 2003       $  2,691       $    315        7.8%         N/A
Introduced 2000 - 2002        21,362         16,877       61.8%       26.6%
Introduced prior to 2000      10,500          8,917       30.4%       17.8%
                            -----------------------
                            $ 34,553       $ 26,109      100.0%       32.3%




                                Nine Months Ended
                                  September 30,
                                                            %            %
                               2004           2003        total        growth
                               ----           ----        -----        ------
By Geography
North America:
     POS/OEM                $ 27,562       $ 25,416       22.1%         8.4%
     AOA                      25,897         16,697       20.7%        55.1%
EMEA                          49,474         39,612       39.6%        24.9%
Asia/ROW                      14,965          9,695       12.0%        54.4%
South America                  6,948          4,889        5.6%        42.1%
                            -----------------------
                            $124,846  $      96,309       100.%        29.6%
By Business Segment
POS/OEM                       97,742         79,112       78.3%        23.5%
Industrial Scanning           12,592          9,844       10.1%        27.9%
Advanced Optical Systems      14,512          7,353       11.6%        97.4%
                            -----------------------
                            $124,846  $      96,309      100.0%        29.6%
POS/OEM: New Products
Introduced since 2003       $  6,020  $         430        6.2%          N/A
Introduced 2000 - 2002        61,368         50,406       62.8%        21.7%
Introduced prior to 2000      30,354         28,276       31.0%         7.3%
                            -----------------------
                            $ 97,742  $      79,112      100.0%        23.5%